Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR RELEASE: Friday, January 27, 2017

AMERICAN AIRLINES GROUP REPORTS

FOURTH QUARTER AND FULL YEAR PROFIT

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its fourth quarter and full year 2016 results. The Company’s earnings highlights include:

•	Fourth quarter 2016 pre-tax profit of $500 million, or $773 million excluding net special charges, and net profit of $289 million, or $475 million excluding net special charges

•	Full year 2016 pre-tax profit of $4.3 billion, or $5.1 billion excluding net special charges, and net profit of $2.7 billion, or $3.2 billion excluding net special charges

•	Fourth quarter Total Revenue per Available Seat Mile (TRASM) was up 1.3 percent year-over-year, marking the first year-over-year increase since the fourth quarter 2014

•	The Company accrued approximately $57 million in the fourth quarter for its profit sharing plan, bringing the total accrual to $314 million for 2016

•	Returned $606 million to stockholders through share repurchases and dividends in the fourth quarter, for a total of $4.6 billion in 2016. Announced a new $2.0 billion share repurchase authorization

The Company reported a Generally Accepted Accounting Principles (GAAP) net profit of $289 million, or $0.56 per diluted share in the fourth quarter 2016. The Company’s fourth quarter 2016 results include a $211 million provision for income taxes, of which $207 million is non-cash due to net operating loss utilization. This compares to a GAAP net profit of $3.3 billion in the fourth quarter 2015, or $5.09 per diluted share, which included a non-cash $3.0 billion net special income tax benefit resulting from the reversal of the Company’s valuation allowance.

The Company reported a full year 2016 GAAP net profit of $2.7 billion, or $4.81 per diluted share, including a non-cash income tax provision of $1.6 billion. This compares to a GAAP net profit of $7.6 billion in 2015, or $11.07 per diluted share, which included the $3.0 billion non-cash income tax benefit.

The impact of the year-over-year change in non-cash income tax expense is removed by comparing pre-tax income. The Company reported a fourth quarter 2016 GAAP pre-tax income of $500 million, and pre-tax income excluding net special charges of $773 million. This compares to a fourth quarter 2015 GAAP pre-tax income of $244 million, and pre-tax income excluding net special charges of $1.3 billion. For the full year, the Company reported a 2016 GAAP pre-tax income of $4.3 billion, and pre-tax income excluding net special charges of $5.1 billion, which compares to a 2015 GAAP pre-tax income of $4.6 billion, and pre-tax income excluding net special charges of $6.3 billion.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

Adjusted1 fourth quarter 2016 earnings per diluted share was $1.48, down from $2.00 per diluted share in the fourth quarter of 2015. Full year 2016 adjusted1 earnings per diluted share was $9.10, down $0.02 compared to 2015.

“The American Airlines team continued to produce outstanding results in 2016, and outsiders are taking notice. Air Transport World named American as its 2017 Airline of the Year, citing our team’s integration work, operational and customer service improvements, and the significant investments we are making in our product. This recognition is entirely due to the great work of our 120,000 team members,” said Doug Parker, Chairman and CEO.

“As we enter 2017, we will continue to make upgrades to American through new product initiatives. These include Basic Economy which will further our goal to offer the right fares and features for every customer, and, on international flights, our Premium Economy product. And no matter which product our customers choose, they’ll be transported on the youngest fleet among our large U.S. competitors.

“Our product investments are showing up in our unit revenue performance. We had the largest improvement in unit revenue among our competitors and as we look forward, we continue to see strong demand for air service, and improving yields.”

Fourth Quarter and Full Year 2016 Highlights

	GAAP		Non-GAAP		GAAP		Non-GAAP
	4Q16	4Q15	4Q16	4Q15	2016	2015	2016	2015
Total operating revenues ($ mil)	$9,789	$9,630	$9,789	$9,630	$40,180	$40,990	$40,180	$40,990
Total operating expenses ($ mil)	9,022	8,562	8,761	8,112	34,896	34,786	34,173	33,706

Operating income	767	1,068	1,028	1,518	5,284	6,204	6,007	7,284

Pre-tax income ($ mil)	500	244	773	1,286	4,299	4,616	5,071	6,290
Pre-tax margin	5.1%	2.5%	7.9%	13.4%	10.7%	11.3%	12.6%	15.3%

Net income ($ mil)	289	3,281	475	1,286	2,676	7,610	3,173	6,269

Earnings per diluted share	$0.56	$5.09	$0.92	$2.00	$4.81	$11.07	$5.71	$9.12
Adjusted [1] earnings per diluted share	n/a	n/a	$1.48	$2.00	n/a	n/a	$9.10	$9.12

Revenue and Cost Comparisons

Total revenue in the fourth quarter was $9.8 billion, an increase of 1.7 percent versus the fourth quarter 2015 on a 0.4 percent increase in total available seat miles (ASMs). TRASM was 14.90 cents, up 1.3 percent versus the fourth quarter 2015, the first year-over-year increase since the fourth quarter of 2014. For the full year, total revenue was $40.2 billion in 2016, down 2.0 percent over 2015, while 2016 total revenue per ASM was 14.70 cents, down 3.7 percent versus 2015, on a 1.7 percent increase in total ASMs.

[1]

Adjusted earnings exclude non-cash income tax provision and net special charges where noted. See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

Total operating expenses in the fourth quarter were $9.0 billion, up 5.4 percent compared to the fourth quarter 2015, due primarily to a 17.4 percent increase in salaries and benefits expense, which includes the impact of the Company’s recent labor agreements and a $57 million accrual for the Company’s profit sharing program. On a full year basis, total operating expenses were $34.9 billion, up 0.3 percent versus 2015.

Fourth quarter 2016 mainline cost per available seat mile (CASM) was 12.93 cents, up 5.7 percent on a 0.7 percent reduction in mainline ASMs versus the fourth quarter 2015. Excluding fuel and special charges, mainline CASM was 10.17 cents, up 10.3 percent versus the fourth quarter 2015. Regional CASM was 19.60 cents, down 0.9 percent versus the fourth quarter 2015, on an 8.5 percent increase in regional ASMs. Excluding fuel and special charges, regional CASM was 15.70 cents, down 2.5 percent versus the fourth quarter 2015.

For the full year 2016, mainline CASM was 11.94 cents, down 0.8 percent versus 2015, on a 1.0 percent increase in mainline ASMs. Excluding fuel and special charges, mainline CASM was 9.54 cents, up 6.1 percent versus 2015. Regional CASM was 19.08 cents, down 6.4 percent versus 2015, on a 7.9 percent increase in regional ASMs. Excluding fuel and special charges, regional CASM was 15.53 cents, down 3.4 percent versus 2015.

Capital Investments

As part of the Company’s ongoing fleet renewal program, the Company invested approximately $4.4 billion in new aircraft in 2016, including 55 new mainline and 42 new regional aircraft. In addition, the Company invested approximately $1.3 billion on the integration of the airline, product enhancements and operational improvements.

Liquidity and Capital Return Program

As of December 31, 2016, the Company had approximately $8.8 billion in total available liquidity, consisting of unrestricted cash and short-term investments of $6.4 billion and $2.4 billion in undrawn revolver capacity. The Company also had restricted cash of $638 million.

The Company returned $606 million to its stockholders in the fourth quarter 2016 through the payment of $52 million in quarterly dividends and the repurchase of $554 million of common stock, or 12.2 million shares. The Company has now completed its $2.0 billion April 2016 share repurchase authorization and returned more than $9.6 billion to stockholders through share repurchases and dividends since mid-2014.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

In addition, the Company’s Board has approved a new $2.0 billion share repurchase authorization that will expire December 31, 2018.

Share repurchases under the buyback program announced today may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the Company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the Company’s discretion.

The Company also declared a dividend of $0.10 per share, to be paid on February 27, 2017, to stockholders of record as of February 13, 2017.

Notable Accomplishments

Integration Accomplishments

•	More than 300 flight crew training instructors and simulator pilot instructors in the Transport Workers Union (TWU) approved a new five-year contract. In addition, the Company’s 144 flight simulator engineers represented by the TWU and the International Association of Machinists (TWU-IAM Association) approved a new five-year agreement

•	The Company’s 15,000 pilots were integrated onto a single flight operating system, which allowed flight deck crews to change domiciles and bid onto different aircraft

•	The final US Airways mainline aircraft, an Embraer E190, was painted in the American livery. Repainting of former US Airways Express regional jets will be finished in mid-2017

Marketing Accomplishments

•	Began offering international Premium Economy service on the new Boeing 787-9 Dreamliner to Sao Paulo and Madrid, and in early 2017 to Paris and Seoul. American is the first U.S. airline to offer Premium Economy

•	Added Cadillac Ramp Transfer Service in Charlotte and Philadelphia, which complements existing service at Dallas Fort Worth International, New York-JFK, and Los Angeles International

•	In early 2017, added a new Platinum Pro tier to AAdvantage®

Network Accomplishments

•	The U.S. Department of Transportation awarded frequencies for new daily nonstop service between Los Angeles International Airport and Beijing

•	Began nonstop service to Havana, Cuba from both Miami and Charlotte

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

Community Relations Accomplishments

•	Raised more than $2.5 million for veteran and military initiatives at the annual Skyball event in Dallas-Fort Worth

•	Donated a charter aircraft to transport 72 Pearl Harbor survivors and World War II veterans to Oahu for the 75th Pearl Harbor Commemoration

•	Transported more than 1,700 children and spouses of fallen service men and women to Dallas-Fort Worth for the 11th annual Snowball Express; the airline’s volunteer corps for this annual event included more than 1,000 American Airlines team members, and brought in Gold Star families from 87 cities worldwide via 100 flights

•	Raised $1.3 million for the Susan G. Komen Young Investigator Grant program

Other Accomplishments

•	With the Transportation Security Administration, launched two automated screening lanes at Chicago O’Hare’s Checkpoint 7, reducing security screening time by approximately 30 percent

•	Completed the $160 million expansion of Terminal F at Philadelphia International Airport, including a 34,000-square foot baggage claim building

•	Closed on Enhanced Equipment Trust Certificates with proceeds of $814 million, re-priced a $1.0 billion term loan, and refinanced the 2013 Citicorp Term Loan with a new $1.25 billion facility

•	Named as Best Airline for Domestic First Class in Global Traveler magazine’s 2016 GT Tested Reader Survey and named Best North American Airline for the third consecutive year at the 2016 Business Traveller awards

Special Items

In the fourth quarter, the Company recognized $273 million in net special charges before the effect of income taxes, principally consisting of fleet restructuring expenses and merger integration expenses relating to information technology, re-branding of aircraft, airport facilities and uniforms, alignment of labor union contracts, professional fees, relocation, training and severance.

Conference Call / Webcast Details

The Company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through Feb. 27.

Investor Guidance

For financial forecasting detail, please refer to the Company’s investor relations update, filed with the Securities and Exchange Commission on Form 8-K. This filing will be available at aa.com/investorrelations.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

About American Airlines Group

American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts such as, without limitation, statements that discuss the possible future effects of known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low-cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; costs of ongoing data security compliance requirements and the impact of any significant data security breach; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other postretirement benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; any inability to obtain and

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental and noise regulation; the impact associated with climate change, including increased regulation to reduce emissions of greenhouse gases; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements, more stringent duty-time regulations, increased flight hour requirements for commercial airline pilots and other factors that have caused a shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect on the Company’s financial position and liquidity of being party to or involved in litigation; an inability to use net operating losses carried forward from prior taxable years (NOL Carryforwards); any impairment in the amount of the Company’s goodwill and an inability to realize the full value of the Company’s intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase programs or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (especially in Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A, Risk Factors) and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

American Airlines Group Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended December 31,		Percent	12 Months Ended December 31,		Percent
	2016	2015	Change	2016	2015	Change
Operating revenues:
Mainline passenger	$6,717	$6,739	(0.3)	$27,909	$29,037	(3.9)
Regional passenger	1,630	1,566	4.1	6,670	6,475	3.0
Cargo	194	192	1.3	700	760	(7.9)
Other	1,248	1,133	10.2	4,901	4,718	3.9

Total operating revenues	9,789	9,630	1.7	40,180	40,990	(2.0)

Operating expenses:
Aircraft fuel and related taxes	1,335	1,314	1.6	5,071	6,226	(18.5)
Salaries, wages and benefits	2,796	2,383	17.4	10,890	9,524	14.4
Regional expenses:
Fuel	308	260	18.6	1,109	1,230	(9.8)
Other	1,247	1,186	5.1	4,935	4,753	3.8
Maintenance, materials and repairs	482	437	10.2	1,834	1,889	(2.9)
Other rent and landing fees	430	441	(2.5)	1,772	1,731	2.4
Aircraft rent	295	309	(4.4)	1,203	1,250	(3.8)
Selling expenses	334	342	(2.4)	1,323	1,394	(5.0)
Depreciation and amortization	397	352	13.0	1,525	1,364	11.8
Special items, net	259	441	(41.3)	709	1,051	(32.6)
Other	1,139	1,097	3.8	4,525	4,374	3.4

Total operating expenses	9,022	8,562	5.4	34,896	34,786	0.3

Operating income	767	1,068	(28.3)	5,284	6,204	(14.8)

Nonoperating income (expense):
Interest income	18	10	77.6	63	39	60.9
Interest expense, net	(254)	(229)	10.7	(991)	(880)	12.6
Other, net	(31)	(605)	(94.8)	(57)	(747)	(92.4)

Total nonoperating expense, net	(267)	(824)	(67.7)	(985)	(1,588)	(38.1)

Income before income taxes	500	244	nm	4,299	4,616	(6.9)

Income tax provision (benefit)	211	(3,037)	nm	1,623	(2,994)	nm

Net income	$289	$3,281	(91.2)	$2,676	$7,610	(64.8)

Earnings per common share:
Basic	$0.56	$5.24		$4.85	$11.39

Diluted	$0.56	$5.09		$4.81	$11.07

Weighted average shares outstanding (in thousands):
Basic	514,571	626,559		552,308	668,393

Diluted	518,358	644,140		556,099	687,355

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

American Airlines Group Inc.

Consolidated Operating Statistics

(Unaudited)

	3 Months Ended December 31,				12 Months Ended December 31,
	2016	2015	Change		2016	2015	Change
Mainline
Revenue passenger miles (millions)	47,395	48,319	(1.9)%		199,014	199,467	(0.2)%
Available seat miles (ASM) (millions)	57,749	58,143	(0.7)%		241,734	239,375	1.0%
Passenger load factor (percent)	82.1	83.1	(1.0	)pts	82.3	83.3	(1.0	)pts
Yield (cents)	14.17	13.95	1.6%		14.02	14.56	(3.7)%
Passenger revenue per ASM (cents)	11.63	11.59	0.3%		11.55	12.13	(4.8)%

Passenger enplanements (thousands)	34,700	36,131	(4.0)%		144,530	146,814	(1.6)%
Departures (thousands)	265	274	(3.2)%		1,102	1,114	(1.1)%
Aircraft at end of period	930	946	(1.7)%		930	946	(1.7)%

Block hours (thousands)	827	850	(2.8)%		3,477	3,494	(0.5)%
Average stage length (miles)	1,215	1,209	0.5%		1,230	1,226	0.4%
Fuel consumption (gallons in millions)	857	875	(2.1)%		3,596	3,611	(0.4)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.56	1.50	3.7%		1.41	1.72	(18.2)%
Full-time equivalent employees at end of period	101,500	98,900	2.6%		101,500	98,900	2.6%

Operating cost per ASM (cents)	12.93	12.24	5.7%		11.94	12.03	(0.8)%
Operating cost per ASM excluding special items (cents)	12.48	11.48	8.7%		11.64	11.59	0.4%
Operating cost per ASM excluding special items and fuel (cents)	10.17	9.22	10.3%		9.54	8.99	6.1%

Regional (A)
Revenue passenger miles (millions)	6,057	5,814	4.2%		24,463	23,543	3.9%
Available seat miles (millions)	7,934	7,310	8.5%		31,676	29,361	7.9%
Passenger load factor (percent)	76.3	79.5	(3.2	)pts	77.2	80.2	(3.0	)pts
Yield (cents)	26.91	26.93	(0.1)%		27.26	27.50	(0.9)%
Passenger revenue per ASM (cents)	20.54	21.42	(4.1)%		21.06	22.05	(4.5)%

Passenger enplanements (thousands)	13,276	13,402	(0.9)%		54,184	54,435	(0.5)%
Aircraft at end of period	606	587	3.2%		606	587	3.2%
Fuel consumption (gallons in millions)	187	177	5.6%		751	712	5.5%
Average aircraft fuel price including related taxes (dollars per gallon)	1.65	1.47	12.3%		1.48	1.73	(14.5)%
Full-time equivalent employees at end of period (B)	20,800	19,600	6.1%		20,800	19,600	6.1%

Operating cost per ASM (cents)	19.60	19.78	(0.9)%		19.08	20.38	(6.4)%
Operating cost per ASM excluding special items (cents)	19.58	19.65	(0.4)%		19.04	20.28	(6.1)%
Operating cost per ASM excluding special items and fuel (cents)	15.70	16.10	(2.5)%		15.53	16.09	(3.4)%

Total Mainline & Regional
Revenue passenger miles (millions)	53,452	54,133	(1.3)%		223,477	223,010	0.2%
Available seat miles (millions)	65,683	65,453	0.4%		273,410	268,736	1.7%
Cargo ton miles (millions)	670	598	12.1%		2,424	2,314	4.7%
Passenger load factor (percent)	81.4	82.7	(1.3	)pts	81.7	83.0	(1.3	)pts
Yield (cents)	15.62	15.34	1.8%		15.47	15.92	(2.8)%
Passenger revenue per ASM (cents)	12.71	12.69	0.2%		12.65	13.21	(4.3)%
Total revenue per ASM (cents)	14.90	14.71	1.3%		14.70	15.25	(3.7)%
Cargo yield per ton mile (cents)	28.97	32.07	(9.6)%		28.89	32.84	(12.0)%

Passenger enplanements (thousands)	47,976	49,533	(3.1)%		198,714	201,249	(1.3)%
Aircraft at end of period	1,536	1,533	0.2%		1,536	1,533	0.2%
Fuel consumption (gallons in millions)	1,044	1,052	(0.8)%		4,347	4,323	0.5%
Average aircraft fuel price including related taxes (dollars per gallon)	1.57	1.50	5.2%		1.42	1.72	(17.6)%
Full-time equivalent employees at end of period (B)	122,300	118,500	3.2%		122,300	118,500	3.2%

Operating cost per ASM (cents)	13.74	13.08	5.0%		12.76	12.94	(1.4)%
Operating cost per ASM excluding special items (cents)	13.34	12.39	7.6%		12.50	12.54	(0.3)%
Operating cost per ASM excluding special items and fuel (cents)	10.84	9.99	8.5%		10.24	9.77	4.8%

(A) Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(B) Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

American Airlines Group Inc.

Consolidated Revenue Statistics by Region

(Unaudited)

	3 Months Ended December 31,				12 Months Ended December 31,
	2016	2015	Change		2016	2015	Change
Domestic - Mainline
Revenue passenger miles (millions)	30,574	31,576	(3.2)%		127,869	128,590	(0.6)%
Available seat miles (ASM) (millions)	36,361	36,709	(0.9)%		150,655	149,584	0.7%
Passenger load factor (percent)	84.1	86.0	(1.9	)pts	84.9	86.0	(1.1	)pts
Yield (cents)	15.03	14.58	3.1%		14.63	14.96	(2.2)%
Passenger revenue per ASM (cents)	12.63	12.54	0.8%		12.42	12.86	(3.4)%

Domestic Consolidated - Mainline and
Total Regional (A)
Revenue passenger miles (millions)	36,631	37,390	(2.0)%		152,332	152,133	0.1%
Available seat miles (ASM) (millions)	44,295	44,019	0.6%		182,330	178,945	1.9%
Passenger load factor (percent)	82.7	84.9	(2.2	)pts	83.5	85.0	(1.5	)pts
Yield (cents)	16.99	16.50	3.0%		16.66	16.90	(1.4)%
Passenger revenue per ASM (cents)	14.05	14.01	0.3%		13.92	14.37	(3.1)%

Latin America
Revenue passenger miles (millions)	7,070	7,529	(6.1)%		29,927	31,201	(4.1)%
Available seat miles (ASM) (millions)	8,866	9,695	(8.5)%		37,760	39,726	(4.9)%
Passenger load factor (percent)	79.7	77.7	2.0	pts	79.3	78.5	0.8	pts
Yield (cents)	14.52	13.53	7.3%		13.72	14.54	(5.7)%
Passenger revenue per ASM (cents)	11.58	10.51	10.2%		10.87	11.42	(4.8)%

Atlantic
Revenue passenger miles (millions)	6,087	6,564	(7.3)%		27,794	29,218	(4.9)%
Available seat miles (ASM) (millions)	8,071	8,536	(5.4)%		37,174	37,611	(1.2)%
Passenger load factor (percent)	75.4	76.9	(1.5	)pts	74.8	77.7	(2.9	)pts
Yield (cents)	12.15	12.92	(5.9)%		13.60	14.11	(3.6)%
Passenger revenue per ASM (cents)	9.16	9.93	(7.7)%		10.17	10.96	(7.2)%

Pacific
Revenue passenger miles (millions)	3,664	2,650	38.3%		13,424	10,458	28.4%
Available seat miles (ASM) (millions)	4,451	3,203	39.0%		16,145	12,454	29.6%
Passenger load factor (percent)	82.3	82.7	(0.4	)pts	83.1	84.0	(0.9	)pts
Yield (cents)	9.74	10.19	(4.4)%		9.78	10.89	(10.2)%
Passenger revenue per ASM (cents)	8.01	8.43	(4.9)%		8.13	9.14	(11.1)%

Total International
Revenue passenger miles (millions)	16,821	16,743	0.5%		71,145	70,877	0.4%
Available seat miles (ASM) (millions)	21,388	21,434	(0.2)%		91,079	89,791	1.4%
Passenger load factor (percent)	78.6	78.1	0.5	pts	78.1	78.9	(0.8	)pts
Yield (cents)	12.62	12.76	(1.1)%		12.93	13.82	(6.5)%
Passenger revenue per ASM (cents)	9.93	9.97	(0.4)%		10.10	10.91	(7.4)%

(A) Revenue statistics for all Regional flying are included herein.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) is providing the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and regional CASM excluding fuel is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and regional CASM excluding special items and fuel to evaluate the Company’s operating performance.

	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
Reconciliation of Pre-Tax Income Excluding Special Items	2016	2015		2016	2015
	(in millions, except per share amounts)			(in millions, except per share amounts)
Pre-tax income as reported	$500	$244		$4,299	$4,616
Pre-tax special items:
Special items, net (1)	259	441		709	1,051
Regional operating special items, net	2	9		14	29
Nonoperating special items, net (2)	12	592		49	594

Total pre-tax special items	273	1,042		772	1,674

Pre-tax income excluding special items	$773	$1,286	-40%	$5,071	$6,290	-19%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$500	$244		$4,299	$4,616

Total operating revenues as reported	$9,789	$9,630		$40,180	$40,990

Pre-tax margin	5.1%	2.5%		10.7%	11.3%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$773	$1,286		$5,071	$6,290

Total operating revenues as reported	$9,789	$9,630		$40,180	$40,990

Pre-tax margin excluding special items	7.9%	13.4%		12.6%	15.3%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$289	$3,281		$2,676	$7,610
Special items:
Total pre-tax special items (1) (2)	273	1,042		772	1,674
Income tax special items (3)	—	(3,037)		—	(3,015)
Net tax effect of special items (4)	(87)	—		(275)	—

Net income excluding special items	$475	$1,286	-63%	$3.,173	$6,269	-49%

Reconciliation of Net Income Excluding Special Items and Non-Cash Income Tax Provision (5)
Net income as reported	$289	$3,281		$2,676	$7,610
Total pre-tax special items (1) (2)	273	1,042		772	1,674
Total non-cash income tax provision (benefit)	207	(3,037)		1,610	(3,015)

Net income excluding special items and non-cash income tax provision	$769	$1,286	-40%	$5,058	$6,269	-19%

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items
Net income excluding special items	$475	$1,286		$3,173	$6,269

Shares used for computation (in thousands):
Basic	514,571	626,559		552,308	668,393

Diluted	518,358	644,140		556,099	687,355

Earnings per share excluding special items:
Basic	$0.92	$2.05		$5.75	$9.38

Diluted	$0.92	$2.00		$5.71	$9.12

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items and Non-Cash Income Tax Provision (5)
Net income excluding special items and non-cash income tax provision	$769	$1,286		$5,058	$6,269

Shares used for computation (in thousands):
Basic	514,571	626,559		552,308	668,393

Diluted	518,358	644,140		556,099	687,355

Adjusted earnings per share (excludes special items and non-cash income tax provision):
Basic	$1.49	$2.05		$9.16	$9.38

Diluted	$1.48	$2.00		$9.10	$9.12

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

	3 Months Ended December 31,		12 Months Ended December 31,
Reconciliation of Operating Income Excluding Special Items	2016	2015	2016	2015
	(in millions)		(in millions)
Operating income as reported	$767	$1,068	$5,284	$6,204

Special items:
Special items, net (1)	259	441	709	1,051
Regional operating special items, net	2	9	14	29

Operating income excluding special items	$1,028	$1,518	$6,007	$7,284

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Mainline only	3 Months Ended December 31,		12 Months Ended December 31,
	2016	2015	2016	2015
	(in millions)		(in millions)
Total operating expenses as reported	$9,022	$8,562	$34,896	$34,786
Less regional expenses as reported:
Fuel	(308)	(260)	(1,109)	(1,230)
Other	(1,247)	(1,186)	(4,935)	(4,753)

Total mainline operating expenses as reported	7,467	7,116	28,852	28,803

Special items, net (1)	(259)	(441)	(709)	(1,051)

Mainline operating expenses, excluding special items	7,208	6,675	28,143	27,752

Aircraft fuel and related taxes	(1,335)	(1,314)	(5,071)	(6,226)

Mainline operating expenses, excluding special items and fuel	$5,873	$5,361	$23,072	$21,526

	(in cents)		(in cents)
Mainline operating expenses per ASM as reported	12.93	12.24	11.94	12.03

Special items, net per ASM (1)	(0.45)	(0.76)	(0.29)	(0.44)

Mainline operating expenses per ASM, excluding special items	12.48	11.48	11.64	11.59

Aircraft fuel and related taxes per ASM	(2.31)	(2.26)	(2.10)	(2.60)

Mainline operating expenses per ASM, excluding special items and fuel	10.17	9.22	9.54	8.99

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Regional only	3 Months Ended December 31,		12 Months Ended December 31,
	2016	2015	2016	2015
	(in millions)		(in millions)
Total regional operating expenses as reported	$1,555	$1,446	$6,044	$5,983

Regional operating special items, net	(2)	(9)	(14)	(29)

Regional operating expenses, excluding special items	1,553	1,437	6,030	5,954

Aircraft fuel and related taxes	(308)	(260)	(1,109)	(1,230)

Regional operating expenses, excluding special items and fuel	$1,245	$1,177	$4,921	$4,724

	(in cents)		(in cents)
Regional operating expenses per ASM as reported	19.60	19.78	19.08	20.38

Regional operating special items, net per ASM	(0.02)	(0.13)	(0.05)	(0.10)

Regional operating expenses per ASM, excluding special items	19.58	19.65	19.04	20.28

Aircraft fuel and related taxes per ASM	(3.88)	(3.55)	(3.50)	(4.19)

Regional operating expenses per ASM, excluding special items and fuel	15.70	16.10	15.53	16.09

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Total Mainline and Regional	3 Months Ended December 31,		12 Months Ended December 31,
	2016	2015	2016	2015
	(in millions)		(in millions)
Total operating expenses as reported	$9,022	$8,562	$34,896	$34,786

Special items:
Special items, net (1)	(259)	(441)	(709)	(1,051)
Regional operating special items, net	(2)	(9)	(14)	(29)

Total operating expenses, excluding special items	8,761	8,112	34,173	33,706

Fuel:
Aircraft fuel and related taxes - mainline	(1,335)	(1,314)	(5,071)	(6,226)
Aircraft fuel and related taxes - regional	(308)	(260)	(1,109)	(1,230)

Total operating expenses, excluding special items and fuel	$7,118	$6,538	$27,993	$26,250

	(in cents)		(in cents)
Total operating expenses per ASM as reported	13.74	13.08	12.76	12.94

Special items per ASM:
Special items, net (1)	(0.39)	(0.67)	(0.26)	(0.39)
Regional operating special items, net	—	(0.01)	(0.01)	(0.01)

Total operating expenses per ASM, excluding special items	13.34	12.39	12.50	12.54

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.03)	(2.01)	(1.85)	(2.32)
Aircraft fuel and related taxes - regional	(0.47)	(0.40)	(0.41)	(0.46)

Total operating expenses per ASM, excluding special items and fuel	10.84	9.99	10.24	9.77

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)

The 2016 fourth quarter mainline operating special items totaled a net charge of $259 million, which principally included $119 million of merger integration expenses, $104 million of fleet restructuring expenses and a $47 million net charge consisting of fair value adjustments for bankruptcy obligations. The 2016 twelve month period mainline operating special items totaled a net charge of $709 million, which principally included $514 million of merger integration expenses, $177 million of fleet restructuring expenses and a $25 million net charge consisting of fair value adjustments for bankruptcy obligations. For 2016, merger integration expenses included costs related to information technology, re-branding of aircraft, airport facilities and uniforms, alignment of labor union contracts, professional fees, relocation, training and severance. Fleet restructuring expenses included the acceleration of aircraft depreciation, impairments, remaining lease payments and lease return costs for aircraft grounded earlier than planned.

The 2015 fourth quarter mainline operating special items totaled a net charge of $441 million, which principally included $203 million of merger integration expenses, $92 million of fleet restructuring expenses and a $22 million net charge consisting of fair value adjustments for bankruptcy obligations. The 2015 twelve month period mainline operating special items totaled a net charge of $1.1 billion, which principally consisted of $826 million of merger integration expenses, $210 million of fleet restructuring expenses and a $53 million net credit consisting of fair value adjustments for bankruptcy obligations. For 2015, merger integration expenses included costs related to information technology, alignment of labor union contracts, professional fees, severance, relocation and training, re-branding of aircraft, airport facilities and uniforms, as well as share-based compensation. Fleet restructuring expenses included the acceleration of aircraft depreciation, impairments, remaining lease payments and lease return costs for aircraft grounded earlier than planned.

(2)

The 2016 fourth quarter nonoperating special charges primarily consisted of debt issuance costs associated with a term loan refinancing. In addition to these term loan refinancing costs, the 2016 twelve month period nonoperating special charges included non-cash write offs of unamortized discounts and issuances costs, as well as payments of redemption premiums and fees, associated with a bond refinancing.

The 2015 fourth quarter and twelve month period nonoperating special items totaled a net charge of $592 million and $594 million, respectively, and primarily consisted of a write off of all of the value of Venezuelan bolivars held by the Company due to continued lack of repatriations and deterioration of economic conditions in Venezuela.

(3)

In 2015, income tax special items totaled a net credit of $3.0 billion. In connection with the preparation of the Company’s financial statements for the fourth quarter of 2015, management determined that it was more likely than not that substantially all of its deferred tax assets, which include the Company’s net operating losses (NOLs), would be realized. Accordingly, the Company reversed $3.0 billion of the valuation allowance as of December 31, 2015, which resulted in a special $3.0 billion non-cash tax benefit recorded in the consolidated statement of operations for 2015.

(4)

In 2015, there was no net tax effect associated with special items. During 2015, the Company’s net deferred tax asset, which includes its NOLs, was subject to a full valuation allowance. Accordingly, the Company’s NOLs offset its taxable income and resulted in the release of a corresponding portion of valuation allowance, which offset the tax provision dollar for dollar.

(5)

As a result of the Company’s profitability and the reversal of the valuation allowance on its deferred tax assets at December 31, 2015, the Company recognized a $211 million and $1.62 billion provision for income taxes in the 2016 fourth quarter and twelve month period, respectively. Of these amounts, $207 million and $1.61 billion in the 2016 fourth quarter and twelve month period, respectively, were non-cash due to the utilization of NOLs. For periods prior to 2016, the Company recognized a nominal tax provision for certain states and international jurisdictions where NOLs were limited or not available to be used. In addition, the Company recorded a $3.0 billion non-cash tax benefit in connection with the reversal of the valuation allowance as of December 31, 2015, as described above. Accordingly, amounts reported in the 2016 fourth quarter and twelve month period for income tax provision and net income are not comparable to the respective 2015 periods. The Company is presenting net income and earnings per share excluding special items and the non-cash income tax provision in order to provide more meaningful period-over-period comparisons.

American Airlines Group Reports Fourth Quarter and Full Year Results

January 27, 2017

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2016	December 31, 2015
Assets

Current assets
Cash	$322	$390
Short-term investments	6,037	5,864
Restricted cash and short-term investments	638	695
Accounts receivable, net	1,594	1,425
Aircraft fuel, spare parts and supplies, net	1,094	863
Prepaid expenses and other	639	748

Total current assets	10,324	9,985

Operating property and equipment
Flight equipment	37,028	33,185
Ground property and equipment	7,116	6,402
Equipment purchase deposits	1,209	1,067

Total property and equipment, at cost	45,353	40,654
Less accumulated depreciation and amortization	(14,194)	(13,144)

Total property and equipment, net	31,159	27,510

Other assets
Goodwill	4,091	4,091
Intangibles, net	2,173	2,249
Deferred tax asset	1,498	2,477
Other assets	2,029	2,103

Total other assets	9,791	10,920

Total assets	$51,274	$48,415

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt and capital leases	$1,855	$2,231
Accounts payable	1,592	1,563
Accrued salaries and wages	1,516	1,205
Air traffic liability	3,912	3,747
Loyalty program liability	2,789	2,525
Other accrued liabilities	2,208	2,334

Total current liabilities	13,872	13,605

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	22,489	18,330
Pension and postretirement benefits	7,842	7,450
Deferred gains and credits, net	526	667
Other liabilities	2,760	2,728

Total noncurrent liabilities	33,617	29,175

Stockholders’ equity
Common stock	5	6
Additional paid-in capital	7,223	11,591
Accumulated other comprehensive loss	(5,083)	(4,732)
Retained earnings (deficit)	1,640	(1,230)

Total stockholders’ equity	3,785	5,635

Total liabilities and stockholders’ equity	$51,274	$48,415